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                                 EXHIBIT 10(HH)

                               First Amendment to
                        State Auto Financial Corporation
                        2000 Directors Stock Option Plan





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                                 FIRST AMENDMENT
                                       TO
                        STATE AUTO FINANCIAL CORPORATION
                        2000 DIRECTORS STOCK OPTION PLAN


The State Auto Financial Corporation 2000 Directors Stock Option Plan (the "Plan") is hereby amended in the following particulars:

1. Section 3. STOCK OPTIONS. Subsection (a) Grant and Eligibility is hereby deleted in its entirety and replaced by the following:

     (a) GRANT AND ELIGIBILITY. All directors of the Company or its Parent who are not full-time employees of the Company or its Parent or Subsidiary corporations and who are in compliance with the Company's stock ownership guidelines as applicable to such directors are eligible to be granted Awards under the Plan. Promptly following each annual meeting of the shareholders of the Company on or after the effective date of the Plan, each person who is then a director of the Company or its Parent and not a full-time employee of the Company or its Parent or Subsidiary corporations shall be granted an Option to purchase 1,500 shares of Stock.

2. The effective date of this First Amendment is March 2, 2001 and this First Amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this First Amendment, the provisions of this First Amendment shall control. Except as modified by this First Amendment the Plan shall continue in full force and effect without change.






The First Amendment was approved and adopted by the Board of Directors of State Auto Financial Corporation on March 2, 2001.